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                                     [LETTERHEAD]

                                                                     EXHIBIT 5.1



                                    July 19, 1996



Printware, Inc.
1270 Eagan Industrial Road
St. Paul, Minnesota  55121

    Re: Opinion of Counsel as to Legality of 635,567 Shares of Common Stock to be registered under the Securities Act of 1933

Ladies and Gentlemen:

    This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 635,567 shares of Common Stock, no par value, of Printware, Inc. (the "Company") offered to officers, employees, consultants and non-employee directors of the Company pursuant to the Printware, Inc. 1996 Stock Plan, 1986 Incentive Stock Option Plan, and Incentive Stock Option Plan of 1985 (the "Plans").

    As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 635,567 shares of Common Stock to be offered to officers, employees, consultants and non-employee directors by the Company under the Plans, will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and non assessable shares of Common Stock of the Company.

    The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                             Very truly yours,

                             LINDQUIST & VENNUM P.L.L.P.

                             /s/ Lindquist & Vennum P.L.L.P.